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                                                                     Exhibit 4.8



                        CERTIFICATE OF DESIGNATION OF
                   SERIES G CONVERTIBLE PREFERRED STOCK OF
                     ILLINOIS SUPERCONDUCTOR CORPORATION



                 The undersigned, Edward W. Laves and Stephen G. Wasko, hereby certify that:

                 I. They are the duly elected and acting President and Secretary, respectively, of Illinois Superconductor Corporation, a Delaware corporation (the "Company").

                 II. The Certificate of Incorporation of the Company authorizes 100,000 shares of preferred stock, par value $.001 per share, 900 shares of which are currently issued and outstanding.

                 III. The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Company (the "Board of Directors") at a meeting duly held on October 16, 1997, which constituted all requisite action on the part of the Company for adoption of such resolutions.

                                 RESOLUTIONS

                 WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, relative rights, qualifications, limitations or restrictions of the shares of each such series.

                 WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

                 NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

                 Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series G Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated shall be 700 (which shall not be subject to increase without the consent of the holders of a majority of the then outstanding Preferred Stock hereof). Each share of Preferred Stock shall have a par value of $.001 per share and a stated value of $5,000 per share (the "Stated Value").



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                 Section 2.       Dividends.

                 (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 5% per annum, payable, in cash or shares of Common Stock (as defined in Section 7) at the option of the Company upon two Business Days' written notice, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (the "Dividend Payment Date"), commencing on December 31, 1997, through the Conversion Date (as defined in Section 5(a)(i)) applicable to each share of Preferred Stock in accordance with the delivery terms hereof. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing the Original Issue Date (as defined in Section 7), and shall be deemed to accrue on such Dividend Payment Date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party of record that holds the Preferred Stock on the fifteenth day of the calendar month immediately preceding a Dividend Payment Date will be entitled to receive the dividend payment for such Dividend Payment Date and any other accrued and unpaid dividends which accrued prior to such Dividend Payment Date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable Dividend Payment Date. If, at the Company's election, dividends are paid on the Preferred Stock in the form of shares of Common Stock, such shares of Company Stock shall be valued at the Conversion Price (as defined in Section 5(c)(i)) on the Trading Day (as defined in Section 7) immediately preceding the date on which such dividend is paid. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the holders of the Preferred Stock based upon the number of shares held by each holder. Payment of dividends on the Preferred Stock is further subject to the provisions of Section 5(c)(i).

                 (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Preferred Stock if:

                          (i)  the number of shares of Common Stock at the time
authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to issue such dividends to be paid in shares of Common Stock;

                          (ii)  such shares are not registered for resale
pursuant to an effective registration statement and covered by a current related prospectus that names the recipient of such dividend as a selling stockholder thereunder and may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent, in the form and substance reasonably acceptable to the holder;





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                          (iii)  such shares are not listed on the Nasdaq
National Market, The Nasdaq SmallCap Market, the New York Stock Exchange, the American Stock Exchange or any other exchange or quotation system on which the Common Stock is then listed for trading; or

                          (iv)  the issuance of such shares would result in the
recipient thereof and its Affiliates beneficially owning, in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (but without taking into account shares of Common Stock that would otherwise be deemed beneficially owned by virtue of the conversion of the Shares or exercise of warrants of the Company having similar limitations on exercise), more than 9.999% of the issued and outstanding shares of Common Stock (with the recipient having the right to decrease such percentage applicable to it, immediately upon delivering written notice to the Company).

                 (c) So long as any Preferred Stock shall remain outstanding, the Company shall not redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5(c)(ii) or 5(c)(iv)) in excess, of in the aggregate, $250,000 upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies in excess, of in the aggregate, $1,000,000 be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

                 Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation or (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to, prior to or pari passu with the Preferred Stock, except for any other series of preferred stock of the Company issued and sold in accordance with the Convertible Preferred Stock Purchase Agreement, dated as of June 6, 1997, by and between the Company and Southbrook International Investments, Ltd.

                 Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Preferred Stock shall be entitled to receive in cash out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full the amounts due to the holders of the Preferred Stock and holders of shares of other classes or series of capital stock of the Company that rank pari passu with the Preferred Stock as to distributions of assets, then the entire assets to be distributed to the holders of Preferred Stock and the holders of such capital stock ranking pari passu shall be





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distributed among the holders of Preferred Stock and the holders of such capital stock ranking pari passu ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock.

                 Section 5.       Conversion.

                 (a)(i) Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to reduction pursuant to Section 5(a)(ii) and Section 5(a)(iii) below and Section 3.8 of the Purchase Agreement (as defined in Section 7)) at the Conversion Ratio (as defined in Section 7) at the option of the holder in whole or in part at any time after the Original Issue Date. The holder shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date such Conversion Notice is delivered hereunder (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 5(i). Subject to Sections 5(b), 5(a)(ii) hereof and Section 3.8 of the Purchase Agreement, each Conversion Notice, once given, shall be irrevocable. If the holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

                          (ii)  Certain Regulatory Approval.  If on the
Conversion Date applicable to any conversion under this Section 5(a), (A) the Common Stock is then listed for trading on the Nasdaq National Market or if the rules of The Nasdaq Stock Market, Inc. are hereafter amended to extend Rule 4460(i) promulgated thereby (or any successor or replacement provision thereof) to The Nasdaq SmallCap Market or the American Stock Exchange and the Company's Common Stock is then listed for trading on such market or exchange, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Preferred Stock, together with any shares of Common Stock previously issued upon conversion of Preferred Stock and in respect of payment of dividends hereunder, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (C) the Company has not previously obtained Stockholder Approval (as defined below), then the





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Company shall issue to the holder so requesting conversion of Preferred Stock an amount of shares of Common Stock equal to the Issuable Maximum and, with respect to any shares of Common Stock that otherwise would have been issuable to such holder in respect of the Conversion Notice at issue or in respect of payment of dividends hereunder in excess of the Issuable Maximum, the holder shall have the option, by written notice, to require the Company to either (1) as promptly as possible, but in no event later than 60 days after such Conversion Date, convene a meeting of the holders of the Common Stock and use its best efforts to obtain the Stockholder Approval or (2) redeem the balance of the Preferred Stock subject to such Conversion Notice for cash at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (A) the Conversion Date or (B) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on the Conversion Date; provided, however, that if the holder has requested that the Company obtain Stockholder Approval under (1) above and the Company fails for any reason to obtain such Stockholder Approval within the time period set forth in (1) above, the Company shall be obligated to redeem the Preferred Stock not converted as a result of the provisions of this Section in accordance with the provisions of
(2) above, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price under (2) above within seven days after the notice of redemption is deemed delivered pursuant to Section 5(h), the Company will pay interest on such redemption price in cash at a rate of 15% per annum to the converting holder of Preferred Stock, accruing from the Conversion Date until the redemption price plus any accrued interest thereon is paid in full; provided, however, if any portion of the redemption price under this Section 5(a)(ii) shall not be paid by the Company within seven days of such notice of redemption being delivered, the holder by written notice given to the Company within 30 days of such 7th day, may elect to invalidate ab initio such redemption and the Company shall, within three Trading Days of receipt of such notice, return to such holder all shares of Preferred Stock for which the redemption price has not been paid. "Stockholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the stockholders of the Company held in accordance with the Company's Certificate of Incorporation and By-laws, as amended and in effect on the date thereof, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Preferred Stock into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of The Nasdaq Stock Market, Inc. or Rule 713 of the American Stock Exchange (or any successor or replacement provision thereof), as applicable.

                             (iii)         If on any Conversion Date applicable
to a conversion under Section 5(a) or a redemption pursuant to Section 6, the average Per Share Market Value for the five Trading Days immediately preceding such Conversion Date exceeds the Initial Conversion Price (as defined in
Section 5(c(i)), as adjusted pursuant to Section 5(c), by more than 50%, the Conversion Price otherwise applicable to such conversion or repayment shall be increased by an amount equal to 50% of the difference between (A) the average Per Share Market Value for





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the five Trading Days immediately preceding such Conversion Date, and (B) 150%
of the Initial Conversion Price, as adjusted pursuant to Section 5(c).

                 (b) Not later than three Trading Days after the Conversion Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to reduction pursuant to Sections 5(a)(ii), 5(a)(iii) and Section 3.8 of the Purchase Agreement) and
(ii) one or more certificates representing the number of shares of Preferred Stock not converted, if any, and (iii) a check drawn on the account of the Company and payable to the holder in an amount equal to any accrued but unpaid dividends, if the Company elects to pay such dividends in cash; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company, or the holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security reasonably acceptable to the Company) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through The Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable holder by the third Trading Day after the Conversion Date, the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, prior to the fifth Trading Day after the Conversion Date, the Company shall pay to such holder, in cash, an amount equal to the greater of (x) $1,500, as liquidated damages, and not as a penalty, for each Trading Day after such fifth Trading Day until such certificates are delivered and (y) the actual damages which such holder can prove it has suffered as a direct result of the Company's failure to deliver to such holder such certificate or certificates prior to the fifth Trading Day after the Conversion Date. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section prior to the 20th day after the Conversion Date, the Company shall, at the holder's option and upon such holder's written notice, redeem such number of shares of Preferred Stock then held by such holder, as requested by such holder. The redemption price per share shall be equal to the product of (A) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the Conversion Date or (2) the date of payment in full by the Company of such redemption price, whichever is greater, and (B) the Conversion Ratio calculated on the Conversion Date. If the holder has requested that the Company redeem shares





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of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price above within seven days after such notice is deemed delivered pursuant to Section 5(h), the Company will pay interest on the redemption price at a rate of 15% per annum, in cash to such holder, accruing from such seventh day until the redemption price and any accrued interest thereon is paid in full; provided, however, if any portion of the redemption price under this Section 5(b) shall not be paid by the Company within seven days of such notice of redemption being delivered, the holder by written notice given to the Company within 30 days of such 7th day, may elect to invalidate ab initio such redemption and the Company shall, within three Trading Days of receipt of such notice, return to such holder all shares of Preferred Stock for which the redemption price has not been paid.

                 (c)      (i)     The conversion price ("Conversion Price")
applicable to conversions of Preferred Stock into Common Stock hereunder shall be determined in accordance with this Section. Subject to adjustment as provided in this paragraph (c)(i), for any conversions that occur prior to the earlier of (1) the date the Securities and Exchange Commission (the "Commission") declares effective an Underlying Shares Registration Statement (as defined below) or (ii) the 89th day after the Original Issue Date (such period, the "Pre-Effective Period"), the Conversion Price for each share of Preferred Stock shall equal the average Per Share Market Value for the five (5) Trading Days immediately preceding the Original Issue Date (the "Initial Conversion Price"). For all conversions occurring after the Pre- Effective Period, subject to the immediately preceding sentence, the Conversion Price shall be the lesser of (a) the Initial Conversion Price or (b) 101% of the lowest average of the Per Share Market Value for any five (5) consecutive Trading Days during the 60 Trading Days immediately preceding such Conversion Date (which shall not include the date that such Conversion Notice is deemed delivered hereunder pursuant to Section 5(h) below); provided, however, that in no event shall the Conversion Price be calculated based on the Per Share Market Value for any five (5) consecutive Trading Day period for which the Purchaser's or any of its Affiliates' volume of trading in the Common Stock exceeds 20% of the trading volume in the Common Stock (excluding any de minimis amount by which the Purchaser or any of its Affiliates' inadvertently exceeds such 20% limitation) during such five (5) consecutive Trading Day period as reported by the Nasdaq National Market, The Nasdaq SmallCap Market, the New York Stock Exchange, the American Stock Exchange or such other market or exchange on which the Common Stock is traded (for example, if the Purchaser's or any of its Affiliates' volume in the Common Stock exceeds such 20% level during Trading Days 10-14, but does not exceed such level for Trading Days 11-15, then the Conversion Price may be calculated based upon the Per Share Market Value for Trading Days 11-15 but not for Trading Days 10-14). Notwithstanding the foregoing, if (a) the registration statement contemplated by the Registration Rights Agreement, which among other things, requires the Company to register the resale of the shares of Common Stock issuable upon conversion of the Preferred Stock (the "Underlying Shares Registration Statement") is not filed on or prior to the 30th day after the Original Issue Date, or (b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Securities Exchange Act of 1934, as amended, within five (5) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Shares Registration Statement will not be "reviewed" or is





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advised that such Registration Statement is not subject to further review or comment, or (c) if the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 90th day after the Original Issue Date, or (d) if such Underlying Shares Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term as defined in the Registration Rights Agreement), without being succeeded within 10 Business Days by a subsequent Underlying Shares Registration Statement filed with and declared effective by the Commission, or (e) if trading in the Common Stock shall be suspended for any reason for more than three consecutive Trading Days or five Trading Days in the aggregate, or (f) if the conversion rights of the holders of Preferred Stock hereunder are suspended for any reason, or (g) the Company postpones or suspends the filing or effectiveness of any Registration Statement in excess of 20 consecutive days or 60 days in the aggregate during any twelve month period, or (h) a holder of Registrable Securities must discontinue disposition of its Registrable Securities pursuant to the fourth paragraph of Section 3(o) of the Registration Rights Agreement (any such occurrence being referred to as an "Event," and for purposes of clauses (a), (c), (f) and (h) the date on which such Event occurs, or for purposes of clause (b) the date on which such five
(5) day period is exceeded, or for purposes of clause (d) the date which such 10 Business Day-period is exceeded, or for purposes of clause (e) the date on which such three Trading Day period is exceeded, or for purposes of clause (g) the date on which such 20 consecutive day or 60 aggregate day period is exceeded, being referred to as an "Event Date"), the Conversion Price in effect on a Conversion Date shall be decreased by 2.5% for each monthly anniversary of an Event Date until the earlier to occur of the second month anniversary after the Event Date and such time as the applicable Event is cured (e.g. if an Event has not been cured on the first month anniversary of its Event Date, the Conversion Price in effect on a Conversion Date shall be reduced to 97.5% of such Conversion Price; if the Event has not been cured on the second month anniversary of its Event Date, the Conversion Price in effect on a Conversion Date shall be further reduced to 95% of such Conversion Price). Commencing the second month anniversary after the Event Date, at the option of each holder, to be exercised by written notice, for each applicable monthly period either (a) the Company shall pay to the holders of the Preferred Stock 2.5% of the product of the number of outstanding shares of Preferred Stock and the Stated Value (each holder being entitled to receive such portion of such amount as equals its pro rata portion of the Preferred Stock then outstanding) in cash or (b) the Conversion Price in effect on a Conversion Date shall be decreased by 2.5% for each such additional month (to be effective in full on the monthly anniversary of an applicable Event Date) as liquidated damages, and not as a penalty, on the first day of each monthly anniversary of the Event Date, in either case until such time as the applicable Event is cured. Any decreased Conversion Price in effect pursuant to this Section shall continue notwithstanding the fact that the Event causing such decrease has been subsequently cured. If an Event is not cured by the third month anniversary of an Event Date (or the second week anniversary of an Event Date for the purpose of clause (f)), then the holder shall have the option by written notice to require the Company to redeem its shares of Preferred Stock at an aggregate purchase price equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding the holder's redemption notice and (ii) the number of shares of Common Stock into





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
which the Preferred Stock held by such holder is convertible on the date of such redemption notice. If the holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price within seven days after the notice of redemption is deemed delivered pursuant to Section 5(h), the Company will pay interest on such redemption price in cash at a rate of 15% per annum to such holder of Preferred Stock, accruing from the date the notice of redemption is deemed delivered until the redemption price plus any accrued interest thereon is paid in full; provided, however, if any portion of the redemption price under this Section 5(c)(i) shall not be paid by the Company within seven days of such notice of redemption being delivered, the holder by written notice given to the Company within 30 days of such 7th day, may elect to invalidate ab initio such redemption and the Company shall, within three Trading Days of receipt of such notice, return to such holder all shares of Preferred Stock for which the redemption price has not been paid. The provisions of this Section are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement.

                          (ii)    If the Company, at any time while any shares
of Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                          (iii)  If the Company, at any time while any shares
of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Initial Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value.
Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price pursuant to this Section





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
5(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the Initial Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

                          (iv)     If the Company, at any time while shares of
Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Initial Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Initial Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that if the holders of a majority in interest of the shares of Preferred Stock dispute such amount, such holders may select a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (an "Appraiser") paid for by the holders of a majority in interest of the shares of Preferred Stock then outstanding, in which case the fair market value shall be equal to the average of the determinations by the Board of Directors and such Appraiser. In either case the adjustments shall be described in a statement provided to the holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                          (v)     All calculations under this Section 5 shall
be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                          (vi)    Whenever the Initial Conversion Price is
adjusted pursuant to Section 5(c)(ii),(iii) or (iv), the Company shall promptly mail to each holder of Preferred Stock, a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                          (vii)   In case of any reclassification of the Common
Stock, any consolidation or merger of the Company with or into another previously unaffiliated person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (each, a "Business Combination"), the holders of the Preferred Stock then outstanding shall have the right thereafter to, at their option, (A) convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Business Combination, and the holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such Business Combination would have been entitled or (B) require the Company to redeem its shares of Preferred Stock then outstanding at a price per share equal to the product of (x) the average Per Share Market Value for the five (5) Trading Days immediately preceding (i) the effective date or the date of the closing, as the case may be, of the Business Combination triggering such redemption right or (ii) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (y) the Conversion Ratio calculated on the date of the closing or the effective date, as the case may be, of the Business Combination triggering such redemption right, as the case may be. The entire redemption price shall be paid in cash, and the terms of payment of such redemption price shall be subject to the provisions set forth in Section 6(b). The terms of any such Business Combination shall include such terms so as to continue to give to the holder of Preferred Stock the right to receive the securities, cash or property set forth in this Section 5(c)(vii) upon any conversion or redemption following such Business Combination upon terms substantially equivalent to those contained herein. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                  (viii)  If:

                  A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                  B. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                  C. the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                  D. the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

                       E. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

                 (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable.

                 (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                 (f) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                 (g) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock of the Company.

                 (h) Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service to the attention of the Chief Financial Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Eastern Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Eastern Time) or (iii) the Business Day following the date of depositing with a nationally recognized overnight courier service.

                 Section 6. Redemption. (a) The Company shall have the right, exercisable at any time upon 5 Trading Days' notice to the holders of the Preferred Stock given at any time on or after the third anniversary of the Original Issue Date to redeem all or any portion of the shares of Preferred Stock which have not previously been converted or redeemed, at a price per share equal to the product of (x) the average Per Share Market Value for the five (5) Trading Days immediately preceding (i) the date of the redemption notice referenced above, (ii) the date of payment in full by the Company of the redemption price hereunder, or (iii) if payment is not made by the fifth Trading Day after the Company's redemption notice, such fifth Trading Day whichever is greater, and (y) the Conversion Ratio calculated on the date of such redemption notice. The entire redemption price shall be paid in cash. Holders of Preferred Stock may convert any shares of Preferred Stock, including shares subject to a redemption notice given under this Section, during the period from the date of such redemption notice through the date on which the redemption price for such Preferred Stock is paid by the Company and the Company shall honor all properly tendered Conversion Notices during such period. Any redemption notice under this Section 6 shall indicate the number of shares of Preferred Stock to be redeemed and the date (subject to the terms hereof) on which such redemption is to occur. The holders of the Preferred Stock to be redeemed shall tender by overnight mail, shares of Preferred Stock subject to such redemption on the date prior to the redemption date. If the

Company intends to redeem less than all of the then outstanding Preferred Stock, it shall do so on a pro rata basis among such holders in accordance with this Section. If any portion of the applicable redemption price under this
Section 6 shall not be paid by the Company within seven days after the date due, interest shall accrue thereon at the rate of 15% per annum until the redemption price plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than seven days after the date due, the holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given within 30 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the holder's written demand for conversion, or
(ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of holder's notice of such election, return to the holder all of the Unpaid Redemption Shares.

                 (b) The Company shall have the right, exercisable within 20 days after the issuance of a press release disclosing the execution by the Company of a definitive agreement for the sale of all or substantially all of its assets to another previously unaffiliated Person or the merger or consolidation of the Company with or into another previously unaffiliated Person pursuant to which a Person acquires voting securities of the Company which, after giving effect to such acquisition, results in such Person beneficially owning in excess of 50% of the issued and outstanding voting securities of the Company or the surviving entity or pursuant to which one-half of the members of the Board of Directors or the board of directors of the surviving entity is replaced, to provide an irrevocable notice of redemption to the holders of the Preferred Stock as to all, but not less than all, of the then outstanding shares of Preferred Stock. The aggregate redemption price shall be paid in cash on the closing date for such Business Combination. The redemption price per share shall equal the product of (x) the average Per Share Market Value for the five (5) Trading Days immediately preceding the closing date for the Business Combination triggering such redemption and (y) the Conversion Ratio calculated on the date of such redemption notice. The definitive merger or purchase agreement for such Business Combination shall include a provision by which the Company covenants to pay the redemption price under this Section on the closing date therefor.

                 Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                 "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

                 "Common Stock" means the common stock, $.001 par value per share, of the Company and stock of any other class into which such shares may hereafter be reclassified or changed.

                 "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid interest thereon) but only to the extent to be paid in shares of Common Stock in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time. Notwithstanding anything to the contrary contained herein, for purposes of calculating any redemption payment herein, all accrued but unpaid dividends will be deemed to be paid in shares of Common Stock.

                 "Junior Securities" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Preferred Stock.

                 "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

                 "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange or quotation system on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the Nasdaq National Market or any stock exchange or quotation system, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by The Nasdaq Stock Market, Inc. or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith and paid for by the holders of a majority in interest of the shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such appraiser, shall have the right to select an additional Appraiser (which may be the firm of independent accountants that regularly reviews the Company's financial statements), in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

                 "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                 "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of October 29, 1997, between the Company and the original holders of the Preferred Stock.

                 "Registration Rights Agreement" means the Registration Rights Agreement, dated as of October 29, 1997, between the Company and the original holders of the Preferred Stock.

                 "Trading Day" means (a) a day on which the Common Stock is traded on The Nasdaq National Market, Inc. or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on The Nasdaq National Market, Inc. or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

                 "Underlying Shares" means the number of shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof and the Purchase Agreement.

                 RESOLVED FURTHER, that the President and Secretary of the Company be, and they hereby are, authorized and directed to prepare, execute, verify, and file with the Secretary of State of Delaware, a Certificate of Designation in accordance with these resolutions and as required by law.

                 IN WITNESS WHEREOF, Illinois Superconductor Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Edward W. Laves, its President, and attested by Stephen G. Wasko, its Secretary, this 28th day of October, 1997.


                                             ILLINOIS SUPERCONDUCTOR CORPORATION


                                             By: /s/ Edward W. Laves
                                                -------------------------------
                                                Name: Edward W. Laves
                                                Title:  President

Attest:

By: /s/ Stephen G. Wasko
   ------------------------------
   Name: Stephen G. Wasko
   Title:  Secretary

                                   EXHIBIT A

                              NOTICE OF CONVERSION


(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series G Convertible Preferred Stock (the "Preferred Stock") indicated below, into shares of Common Stock, par value $.001 per share (the "Common Stock"), of Illinois Superconductor Corporation (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned hereby represents that number of shares of Common Stock issuable pursuant to this Notice of Conversion does not violate or breach the restrictions on conversion contained in Section 3.8 of the Convertible Preferred Stock Purchase Agreement dated as of October 29, 1997 by and between the Company and Elliott Associates, L.P. and Westgate International, L.P.


Conversion calculations:
                            ---------------------------------------------------
                            Date to Effect Conversion


                            ---------------------------------------------------
                            Number of shares of Preferred Stock to be Converted


                            ---------------------------------------------------
                            Number of shares of Common Stock to be Issued (without taking into account any accrued but unpaid dividends issuable upon this conversion, if any)


                            ---------------------------------------------------
                            Applicable Conversion Price


                            ---------------------------------------------------
                            Signature


                            ---------------------------------------------------
                            Name


                            ---------------------------------------------------
                            Address